Westway Group, Inc. Approved to List on NASDAQ

NEW ORLEANS, Dec. 16 /PRNewswire-FirstCall/ -- Westway Group, Inc. (OTC Bulletin Board: WTWG) ("Westway" or "the Company") announced today that the Company received approval to list its Class A Common Stock, warrants and units on the NASDAQ Capital Market.

(Logo: http://www.newscom.com/cgi-bin/prnh/20090529/DA24496LOGO)

Westway expects its Class A Common Stock, warrants and units to be listed on the NASDAQ Capital Market on Monday, December 21, 2009, under the symbols "WWAY," "WWAYW," and "WWAYU," respectively. Until such time, its common shares, warrants and units will continue to trade on the Over the Counter Bulletin Board. After listing on NASDAQ, Westway will no longer trade with the stock symbol WTWG.

"We are extremely pleased and honored to list our securities on NASDAQ, one of the world's preeminent stock exchanges," stated Peter Harding, CEO of Westway. "We consider this upgrade as a significant milestone in Westway's development and validation of our corporate governance practices. We expect that our Company will attain higher visibility within the investment community and media, leading to improved liquidity of our stock and the attraction of new shareholders."

Forward-Looking Statements.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "continue," or the negative of such terms or other similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in our SEC filings.

About Westway Group, Inc.

Westway Group, Inc. ("Westway") is a leading provider of bulk liquid storage and related value-added services and a leading manufacturer and distributor of liquid animal feed supplements. Westway operates an extensive global network of 25 operating facilities providing approximately 350 million gallons of total bulk liquid storage shell capacity and 37 facilities producing approximately 1.7 million tons of liquid feed supplements annually. Our bulk liquid storage business is a global business with infrastructure that includes a network of terminals offering storage to manufacturers and consumers of agricultural and industrial liquids, located at key port and terminal locations throughout North America, in Western Europe and in Asia. Our liquid feed supplements business produces liquid animal feed supplements that are sold directly to end users and feed manufacturers, primarily supplying the U.S. and Canadian beef and dairy livestock industries.

SOURCE Westway Group, Inc.

CONTACT: Thomas A. Masilla, Jr., Chief Financial Officer of Westway Group, Inc., +1-504-636-4245

Web Site: http://www.westway.com/